UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the
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Lyondell Chemical Company

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The following is a communication to employees, which was posted on Lyondell's internal web site.

Lyondell – Basell Proposed Merger
Important 401(k) and Savings Plan Information
For U.S. Employees
November, 2007

In our previous communications, we indicated that the proposed merger of Lyondell and Basell will require certain merger-related changes in the 401(k) and savings plans for Lyondell, Equistar, Houston Refining, and Millennium. The purpose of this article is to provide more detailed information related to these actions.  Several details are dependent upon the actual close date which has not yet been determined.  As soon as we have more details, we will provide additional communications.  Be sure to watch ION for updates and please feel free to send your questions to questions@lyondell.com.

Lyondell stock sale proceeds will be invested in the Money Market Fund:
At the close of the merger, all shares of Lyondell stock will be sold.  This includes shares in your account from company match and shares you purchased with your own contributions.  The proceeds of the sale, that is, the money generated by selling the stock, will remain in your 401(k) account, and will be invested in the Fidelity Retirement Money Market Fund (the “Money Market Fund”).  This will happen automatically - you do not need to do anything to accomplish the sale.  Once the sale is complete, the proceeds will be deposited into the Money Market Fund within your account.  You may then move those funds to any plan investment options of your choice after the end of the blackout period (see below).

Lyondell company match will be invested in the same manner as your contributions:
Currently, the company match for Lyondell plan participants is invested directly into the Lyondell stock fund.  Once the merger closes, Lyondell stock will no longer be publicly traded, so the match will no longer be in stock.  After the close of the transaction, the company match for Lyondell 401(k) participants will be invested in the same manner as your pretax contributions.  For example, if you have elected to have your pretax contributions invested 50% in Spartan U.S. Equity Index, 25% in Dodge & Cox Balanced Fund, and 25% in Europacific Growth Fund, then after the close of the merger, your company match will also be invested 50% in Spartan U.S. Equity Index, 25% in Dodge & Cox Balanced Fund, and 25% in Europacific Growth Fund.

Your Lyondell stock investment election (if any) will be redirected to Money Market:
Currently, you may choose to invest all or part of your own contributions in the Lyondell stock fund. This will no longer be possible after the close of the merger, as Lyondell stock will no longer be publicly traded.  At the close of the merger, any portion of your contributions that you are then investing in Lyondell stock will be redirected to the Money Market Fund.  For example, assume your current investment election is 30% Neuberger Berman Genesis Trust, 30% Fidelity Fund, 25% Lyondell Stock Fund, and 15% Money Market Fund.  After the close of the transaction, the 25% you are currently directing into the Lyondell Stock Fund will be redirected to the Money Market Fund, for a total of 40% into the Money Market Fund.  Therefore your new investment election will be 30% Neuberger Berman Genesis Trust, 30% Fidelity Fund, and 40% Fidelity Retirement Money Market Fund.  Of course, subject to compliance with the federal securities laws and our insider trading compliance program, at any time before the transaction close, you may make a different election of your choice for the portion of your contributions that is currently purchasing Lyondell stock

Transactions involving Lyondell stock will be briefly suspended (“blackout” period) around the close date:
For a few days around the close of the merger, there will be a brief “blackout” or “quiet” period, during which 401(k) plan transactions involving Lyondell stock will be suspended.  During this period, Lyondell stock cannot be bought or sold, and any transactions requiring a purchase or sale of Lyondell stock cannot be processed.  This includes any fund exchanges, loans, withdrawals, and distributions involving Lyondell stock.  Transactions which do not involve Lyondell stock will not be affected.  For example, a fund exchange between two mutual funds will be processed as requested.

The blackout will begin at the close of business on the day which is two trading days before the close date.  For example, if the close date is set for a Thursday, the blackout will begin at 3:00 p.m. Central (4:00 p.m. Eastern) on Tuesday.

The blackout for all plans will end once the stock sale proceeds have been received, allocated to the Money Market Fund, and all accounts have been verified.  This will take approximately four to ten business days after the close date.  So, from beginning to end, the blackout will last from six to twelve business days.  Once the blackout is lifted, you will be notified, and all suspended trading, loans, withdrawals, etc. can resume.

Since we do not yet know the close date of the merger, we don’t know the exact beginning date of the blackout.  Once the close date has been determined, we will inform you.

In-kind distributions of Lyondell stock will cease two weeks before the close date:
Our 401(k) plans currently allow distributions of Lyondell stock (for example upon termination or retirement) in the form of stock certificates (“in-kind” distributions).  Because of the time needed to produce and deliver stock certificates, in-kind stock distributions will cease approximately two weeks before the merger close date.  As soon as we know the exact date for suspension of in-kind distributions, we will inform you.  (Please note that stock distributions in cash, where the stock is sold and the proceeds paid out in cash rather than stock certificates, may continue up until the blackout period begins, as described above.)

Questions and Answers:

Q:  Why are these 401(k) and savings plans changes necessary?
A:   Because Lyondell will no longer have publicly traded stock, Lyondell stock can no longer be offered as an investment option in the 401(k) plans after the close of the merger.  This means that the company match can no longer purchase Lyondell stock, employees can no longer purchase Lyondell stock with their own contributions, and any stock in the 401(k) savings plans must be sold and the sale proceeds reallocated.  The actions described in this communication are necessary to accomplish those merger-related changes.

Q:  What will happen when the Lyondell stock in my 401(k) account is sold?
A:  At the close date, when the Lyondell stock in your 401(k) account is sold, the proceeds of the sale will be invested in the Money Market Fund.  You may then move those funds to any plan investment options of your choice after the end of the blackout period.

Q:  What happens to the Lyondell stock in my BrokerageLink account?
A:   The Lyondell stock in your BrokerageLink account will be sold on the close date, and the proceeds will be deposited in the Fidelity Cash Reserves within your BrokerageLink account.

Q:  I am a Lyondell employee.  Where does my company match currently go, and where will it go after the merger closes?
A:  Currently, the company match for Lyondell plan participants is invested directly into the Lyondell stock fund.  When the merger closes, this will no longer be possible.  Going forward, your company match will be invested in the same manner as your pretax contributions.  So, for example, if you have elected to invest your pretax contributions 25% in each of the Fidelity Fund, Money Market Fund, Dodge & Cox Balanced Fund, and Europacific Growth Fund, then after the merger, your company match will also be invested 25% in each of the Fidelity Fund, Money Market Fund, Dodge & Cox Balanced Fund, and Europacific Growth Fund.

Q:  How is the company match invested for Equistar, Houston Refining, and Millennium employees?  Is this affected by the merger closing?
A:  For Equistar, Houston Refining, and Millennium plan participants, the match is currently invested in the same manner as your pretax contributions.  This will not change due to the merger.

Q:  What if I’m currently directing some of my employee contributions into Lyondell stock?  Where will that go after the closing?
A:  If you are currently directing all or part of your employee contributions into the Lyondell Stock Fund, that investment election will be redirected to the Money Market Fund after the close of the merger.  For example, if you have elected to invest 10% of your contributions in the Lyondell Stock Fund, that 10 % will be invested in the Money Market Fund after the close of the merger.  Please note that if you are already directing a percentage of your contributions into the Money Market Fund, the percentage that previously went to Lyondell stock (which gets redirected to Money Market) will be added that percentage.

Q:  Can I make investment election changes until the merger close?
A:  Generally yes, you may make investment election changes up until the blackout period begins.  However, the last day for making investment changes before the close will depend on where the actual close date falls within a pay period.  Since we don't yet know the exact close date, we will provide further details when the close date is known.

Q:  Will there be a “blackout” on Lyondell stock trading around the close date?
A:  Yes, there will be a brief blackout period on 401(k) transactions involving Lyondell stock beginning two business days before the close date, and ending approximately four to ten business days after the close date (a total of six to twelve business days).  During this time, all shares of Lyondell stock in the plan will be sold and the sale proceeds will be deposited in the proper funds within the 401(k) plan.  After all participant accounts have been verified, the blackout will then be lifted, and suspended plan transactions can be resumed.

Q:  When will the blackout begin?
A:  The blackout will begin two business days before the merger close date.  When the exact closing date is known, we will communicate the exact date that the blackout will begin.

Q:  How long will the blackout last?
A:   In total, the blackout will last approximately six to twelve business days.

Q:  How will I know when the blackout begins and ends?
A:  As soon as we know the exact merger close date, we will know the beginning date of the blackout.  We will then communicate immediately both the start and the end dates of the blackout.  Please watch ION and NetBenefits for details.  You may also call Fidelity at 1-888-596-8008, option 11.

Q:  What do I need to do before the merger close date?
A:  There is nothing that you must do before the merger close.  All the merger-related changes will happen automatically without any action on your part.  However, we would strongly encourage you to review your investment elections, and your current fund balances before the close.  Of course, your individual investment decisions will depend on your age, risk tolerance, financial status and goals, etc.  We encourage you to consult a tax or financial professional.

Q:  What do I need to do after the merger close?
A:  There is nothing that you must do after the merger close.  However, we would strongly encourage you to review your investment elections, and your current fund balances after the close.  Since the proceeds of all Lyondell stock sales will be deposited into the Money Market Fund, you may want to exchange some or all of those Money Market funds for other plan investment options.  Of course, your individual investment decisions will depend on your age, risk tolerance, financial status and goals, etc.  We encourage you to consult a tax or financial professional.

Q:  Will there be more changes to the 401(k) and savings plans after the close of the merger?
A:  As we mentioned above, the actions/changes described in this communication are necessary merger-based actions; they are not optional design-based changes.  As mentioned in previous communications, Lyondell and Basell have agreed that through December 31, 2008, Lyondell benefit opportunities will be, in the aggregate, materially no less favorable than the Lyondell benefits immediately prior to the close.  Beyond 2008, we do not know if there will be material design-based changes to the Lyondell 401(k) and savings plans.

Q:  How can I get more information?
A:  For general and current information about the 401(k) and savings plans, and specific questions about your account balance, you may access your account online at www.401k.com or call Fidelity at (888) 596-8008, option 11.  For merger-related inquiries, please email your questions to questions@lyondell.com.

The information presented in this Summary of Material Modifications (SMM) does not replace the official documents that legally govern the plan's operation. To determine specific rights and benefits in the event of any conflict between this SMM and the official document, the full terms of the official document, as it now exists or as it may exist in the future will always govern. The Plan follows requirements under Section 404 (c) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). This summary and other available information provide you with information on the range of investment options available under the plan to allow you to make your own investment choices. As a result, the Plan's fiduciaries are not liable for losses related to your investment choices. This description of your Plan is not an employment contract or a guarantee of present or future employment.

Additional Information and Where to Find It
In connection with the solicitation of proxies by Lyondell Chemical Company (the “Company”) with respect to the meeting of its stockholders regarding the proposed merger, the Company has filed a definitive proxy statement with the Securities and Exchange Commission (the “SEC”).  A definitive proxy statement and a form of proxy have been mailed to the stockholders of Lyondell.  STOCKHOLDERS OF THE COMPANY ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT BECAUSE IT CONTAINS IMPORTANT INFORMATION. Stockholders may obtain a free-of-charge copy of the proxy statement and other relevant documents filed with the SEC from the SEC’s web site at http://www.sec.gov. Stockholders may also obtain a free-of-charge copy of the proxy statement and other relevant documents by directing a request by mail to Lyondell Chemical Company, Investor Relations, 1221 McKinney Street, Suite 700, Houston, Texas 77010, telephone (713) 309-4590, or from the Company’s web site at www.lyondell.com.

The Company and certain of its directors and executive officers may, under the rules of the SEC, be deemed to be “participants” in the solicitation of proxies from its stockholders in connection with the proposed merger. Information concerning the interests of the persons who may be “participants” in the solicitation is set forth in the Company’s definitive proxy statement and annual reports on Form 10-K (including any amendments thereto), previously filed with the SEC.